Exhibit 10.1

February 1, 2025

Perrin Wilson

Via email to [**]

Re: Offer of Employment

Dear Perrin,

We are very pleased to offer you employment with Climb Bio, Inc. (the “Company”), effective February 10, 2025 (the “Start Date”). The initial terms of your employment with the Company are as set forth in this offer letter agreement (the “Agreement”).

Position

Your initial position will be Chief Business Officer, and you shall be responsible for performing such duties as are assigned to you from time to time consistent with duties typically associated with that position, reporting to the Company’s Chief Executive Officer (the “Manager”).

Company & Work Location: The Company’s headquarters is in Wellesley, MA. As part of your employment with the Company you will be expected to work on-site from time to time and as may be required by your duties and responsibilities.

Compensation and Benefits

Your base salary will be at the annualized rate of $455,000, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (“Base Salary”).

Following the end of each calendar year, you will be eligible to receive an annual discretionary bonus (the “Annual Bonus”) with an annual target of forty percent (40%) of the base salary you actually received during the applicable bonus year (the “Target Amount”). The amount of the Annual Bonus will be determined in the sole discretion of the Company’s Board of Directors (the “Board”), or a committee thereof, and based, in part, on your performance and the performance of the Company during the applicable bonus year, as well as any other criteria the Board, or a committee thereof, deems relevant, and will be paid less payroll deductions and withholdings. You must be an active employee of the Company on the date any Annual Bonus is paid in order to be eligible for and to earn any bonus award, as it also serves as an incentive for you to remain employed with the Company, and no portion of the Annual Bonus will be paid to you if your employment terminates for any reason prior to the payment date. If you commence employment between February 1 and October 1 of a calendar year, your bonus will be pro-rated for that calendar year. If you commence employment after October 1 of a calendar year, you will not receive a bonus for that calendar year.

You will be eligible to accrue and use up to 20 days’ paid vacation during each calendar year, subject to applicable Company policies. In addition, you will be eligible to take the Company’s observed holidays in each calendar year, pursuant to Company policies.

During your employment, you may participate in the benefits plans offered to similarly-situated employees by the Company from time to time, subject to plan terms (including eligibility terms) and generally applicable Company policies. A full description of current benefits is available for your review. The Company may change benefits from time to time in its sole discretion.

Equity

Subject to approval by the Board or a committee thereof, the Company anticipates granting you, on or following the Start Date, an option to purchase 600,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock as determined by the Board or a committee thereof as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and a grant agreement issued thereunder, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date set forth in the grant agreement (or if there is no corresponding day, on the last day of the calendar month in which the one year anniversary would otherwise occur), and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date.

You will be eligible for future annual equity grants at the discretion of the Board and based on your performance and other criteria that the Board deems relevant.

Company Policies, Confidential Information and Continuing Obligations

As a Company employee, you will be expected to abide by Company rules and policies.

In addition, and as a condition of your employment, you must sign and comply with the attached Employee Confidential Information, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement (the “Confidential Information Agreement”), which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations (including non-competition and non-solicitation obligations).

By signing this Agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Termination by the Company without Cause or Your Resignation for Good Reason Not in Connection with a Change in Control

In the event that the Company terminates your employment without Cause (as defined in the Plan) or you resign for Good Reason (as defined on Exhibit A hereto) at any time that is not during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control (as defined on Exhibit B hereto), you shall be entitled to the Accrued Obligations (as defined on Exhibit A hereto) and, subject to your satisfaction of the Conditions (as defined below), you will be eligible for the following schedule as your sole severance benefits (the “Non-Change in Control Severance Benefits”):

1.
Provided that you have been employed with the Company for at least 9 months,
1.1
The Company will pay you an amount equal to nine (9) months of your then current Base Salary rate as of your termination date and (y) the Target Amount for the year in which your termination of employment occurs, less all applicable withholdings and deductions, paid in a single lump sum on the Company’s first regularly scheduled payroll date that is at least one week after the Release Effective Date (as defined below).
1.2
Provided you timely elect continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay your COBRA premiums to continue your health insurance coverage in effect on the employment termination date until the earliest of: (1) nine (9) months following the termination date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment; or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3) in this paragraph, the “Non-CIC COBRA Change in Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then this benefit shall not apply. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.
2.
Provided that you have been employed with the company for less than 9 months,

2.1
The Company will pay you an amount equal to four (4) months of your then current Base Salary rate as of your termination date and (y) the Target Amount for the year in which your termination of employment occurs, less all applicable withholdings and deductions, paid in a single lump sum on the Company’s first regularly scheduled payroll date that is at least one week after the Release Effective Date (as defined below).
2.2
Provided you timely elect continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay your COBRA premiums to continue your health insurance coverage in effect on the employment termination date until the earliest of: (1) four (4) months following the termination date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment; or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3) in this paragraph, the “Non-CIC COBRA Change in Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then this benefit shall not apply. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.
(i)
Regardless of your tenure, effective as of your Release Effective Date, the vesting and exercisability of any outstanding unvested Company equity awards that are held by you as of immediately prior to your termination of employment and are scheduled to vest and become exercisable under a time-based or service-based schedule in the three (3) month period immediately following such termination of employment shall be deemed immediately vested and exercisable as of your termination of employment.

Termination by the Company without Cause or Your Resignation for Good Reason in Connection with a Change in Control

In the event that the Company terminates your employment without Cause or you resign for Good Reason during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), you shall be entitled to the Accrued Obligations and, subject to your satisfaction of the Conditions, you will be eligible for the following as your sole severance benefits (the “Change in Control Severance Benefits”):

(i)
The Company will pay you an amount equal to (x) twelve (12) months of your then current Base Salary and (y) the Target Amount for the year in which your termination of employment occurs and (z) any Annual Bonus for the previous calendar year that has not yet been paid to you, less all applicable withholdings and deductions, paid in a single lump sum on the Company’s first regularly scheduled payroll date that is at least one week after the Release Effective Date, or, if later the effective date of a Change in Control.
(ii)
Provided you timely elect continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay your COBRA premiums to continue your health insurance coverage in effect on the employment termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-

(3) in this paragraph, the “CIC COBRA Change in Control Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then this benefit shall not apply. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

(iii)
Effective as of the later of your Release Effective Date and immediately prior to a Change in Control, the vesting and exercisability of all outstanding unvested Company equity awards that are held by you as of immediately prior to the Change in Control Termination Date and are scheduled to vest and become exercisable under a time-based or service-based schedule shall be deemed immediately vested and exercisable as of your termination of employment.

For the avoidance of doubt, under no circumstances will you be entitled to receive both the Non-Change in Control Severance Benefits and the Change in Control Severance Benefits. In addition, if your employment is terminated by the Company without Cause or by you for Good Reason prior to a Change in Control, (i) any then-outstanding and unvested equity awards that vest and become exercisable under a time-based or service-based schedule held by you (after taking into account any Non-Change in Control Severance Benefit vesting acceleration provided for above) shall remain outstanding (but any vesting shall be suspended) for up to (but not longer than) three (3) months following the date of termination so that, if it is later determined that such termination occurred during the three-month period prior to the closing of a Change in Control and you are entitled to Change in Control Severance Benefits rather than Non-Change in Control Severance Benefits, the vesting of such awards may be accelerated immediately prior to the Change in Control and (ii) any Change in Control Severance Benefits shall be reduced by any Non-Change in Control Severance Benefits previously paid to you, if it is later determined that the termination occurred during the three-month period prior to the closing of a Change in Control and that you are entitled to Change in Control Severance Benefits rather than Non-Change in Control Severance Benefits.

“Change in Control” is defined at Exhibit B, which supersedes any other definitions of Change in Control for all purposes related to your employment with the Company, including but not limited to equity incentive grants.

Your receipt of the Non-Change in Control Severance Benefits or Change in Control Severance Benefits will be conditioned upon your satisfaction of each of the following conditions (the “Conditions”): (i) within the timeframe provided by the Company, which shall be no later than the 60th day following the date of your termination of employment, you must have signed and delivered to the Company, in the form to be provided by the Company at or around the time on which the termination of your employment occurs, a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, a reaffirmation of your continuing obligations under the Confidential Information Agreement, and an agreement not to compete with the Company for twelve (12) months following the date of your termination of employment (the “Release”), which must not be revoked (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if you hold any other positions with the Company or any Affiliate, including a position on the Board, you must resign such position(s) to be effective no later than the date of your employment termination (or such other date as requested by the Board); (iii) you must return all Company property; (iv) you must comply with, and have been in compliance with, all of your obligations under this Agreement and the Confidential Information Agreement; and (v) you must comply with the terms of the Release, including without limitation any non-disparagement, non-competition and confidentiality provisions contained in the Release (provided that the non-competition provision shall be no broader than that set forth in the Confidential Information Agreement). To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of such Section 409A, then, if the 60th day of the period during which you may consider and sign the Release spans two calendar years, the payment of any severance will not be made or begin until the later calendar year.

Section 409A

Notwithstanding anything to the contrary in this Agreement, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) as soon as practicable following your death, as may be permitted or required under Section 409A. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this agreement to qualify for an exemption.

It is intended that this Agreement shall comply with, or be exempt from, the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company does not guarantee that this Agreement so complies or is so exempt and the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

Section 280G

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between you and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in your receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants or its law firm (the “Analysis Preparers”), whose reasonable determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Analysis Preparers may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. You and the Company shall furnish to the Analysis Preparers such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check, satisfactory proof of your right to work in the United States and satisfactory clearance of a background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of applicable law(s), to the extent any such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Agreement, together with your Confidential Information Agreement, forms the complete and exclusive statement of the terms of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. If any provision of this Agreement (including, without limitation, the arbitration agreement set forth herein) is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

* * *

Please sign and date this Agreement where noted below, and sign and date the enclosed Confidential Information Agreement, and return the fully-executed documents by February 3, 2025, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

/s/ Brett Kaplan
Brett Kaplan, COO

The foregoing correctly sets forth the terms of my at-will employment by Climb Bio, Inc. I am not relying on any representations other than those set forth above.

/s/ Perrin Wilson	February 3, 2025
Perrin Wilson	Date Signed

Attachment: Employee Confidential Information, Inventions Assignment, Non-Competition, and Non- Solicitation Agreement

Exhibit A

Definitions

“Accrued Obligations” are (i) your accrued but unpaid salary through the date of termination and, to the extent consistent with general Company policy, accrued but unused paid time off through and including the date of termination (in each case, paid within the timeframe required by applicable law), (ii) any unreimbursed business expenses incurred by you payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan.

“Cause" for termination means a good faith determination by the Board of the occurrence of any one or more of the following: (i) any commission by you of, or plea by you of guilty or nolo contendere to, a felony under applicable law or any crime involving dishonesty or moral turpitude; (ii) your commission of or participation in (A) a fraud or embezzlement against the Company or its affiliates or (B) an act of dishonesty against the Company or its affiliates that results in (or would reasonably be expected to result in) material harm to the business or reputation of the Company; (iii) your material violation of any contract or agreement between you and the Company (which shall include, for the avoidance of doubt, your failure to timely sign the Confidential Information Agreement following the Start Date as required by this Agreement), any statutory or fiduciary duty you owe to the Company under applicable law, or any Company policy; (iv) your willful conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties; or (v) your engagement in conduct that results in (or would reasonably be expected to result in) material harm to the business or reputation of the Company; provided, however, that the conduct described under clause (iii) or (iv) above, if deemed curable by the Board in its reasonable discretion, will only constitute Cause if such conduct is not cured within thirty (30) days after your receipt of written notice from the Company or the Board specifying the particulars of the conduct that would constitute Cause (which notice, if applicable, need only be provided once during your employment).

“Good Reason” shall mean the occurrence of any of the following events without your consent: (i) a material reduction in your Base Salary or Target Amount, which the parties agree is a reduction of at least ten percent (10%) of your Base Salary or Target Amount as in effect immediately prior to the time such reduction occurs (unless pursuant to a salary reduction or target bonus reduction program applicable generally to the Company’s similarly situated executive officers); (ii) a material diminution of your title, duties, authority or responsibilities provided, however, that the Company’s hiring of personnel to handle duties that you were responsible for but which are not regularly associated with your position will not be a “material diminution” of your duties, authority or responsibilities; (iii) a material breach by the Company or any successor entity of this Agreement; or (iv) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from you, already informed you that your employment with the Company is being terminated; and (4) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

Exhibit B

Change in Control

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)
the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the Effective Date or (B) who was nominated or elected subsequent to such date by a majority of the directors who were

Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board, is excluded from clause (iv)(B) above.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(b)
For purposes of the definition of Change in Control, the following definitions shall apply:
(i)
“Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.
(ii)
“Common Stock” means the common stock of the Company.
(iii)
“Entity” means a corporation, partnership, limited liability company or other entity.
(iv)
“Exchange Act Person” means any natural peron, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Act of 1933, as amended), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(v)
“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(vi)
“Rule 405” means Rule 405 promulgated under the Securities Act of 1933, as amended.

(vii)
“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

For Massachusetts Employees

Climb Bio, INC.

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

In consideration of my employment by Climb Bio, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, Company’s agreement to provide me with access to its Confidential Information (as defined below), and, with respect to the non-competition restriction, the additional consideration set forth in Section 6, I enter into this Employee Confidential Information, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement with Employer (the “Agreement”), and I agree as follows:

1.
Confidential Information Protections.

Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, works of authorship, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company without any obligation of confidentiality or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, report possible violations of law or regulation, communicate with, cooperate with, or file a complaint with any federal, state or local government agency or entity, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations, provided that in each case such communications and disclosures are consistent with applicable law and the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended to be consistent with the foregoing Section 1.2.

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.

No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.
Assignments of Inventions.

Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company (“Nonassignable Inventions”).

Prior Inventions.

(a) On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b) I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, digitally transmit, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, Affero General Public License, “copyleft” license or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by Company.

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.
4.
Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.
No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact;

solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services (as defined below) as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months, or attempt to hire, employ, or engage in a business venture to research, develop, market, sell, perform or provide Conflicting Services as partners or owners or other joint capacity any person then employed by Company or who has left the employment of Company within the preceding three months;

solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.4,

5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.
Non-Compete Provision.

Except as modified by Section 10 below, unless I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, I agree that during the period of my employment and for the one year period after the termination of my employment relationship with Company due to my resignation or a termination by Company for Cause (as defined below), I will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director,

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below). Should I obtain other employment during my employment with Company or within 12 months immediately following the termination of my relationship with Company, I agree to provide written notification to Company as to the name and address of my new employer, the position that I expect to hold, and a general description of my duties and responsibilities, at least three business days prior to starting such employment.

The parties agree that, for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

I agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which I provided services for Company or had a material presence or influence, during any time within the last two years prior to the termination of my relationship with Company.

I agree that for purposes of this Agreement, “Cause” shall mean a termination of my employment by Company due to my misconduct or failure to meet Company’s performance expectations.

In exchange for my compliance with the non-competition restriction set forth in this Section 6, and as more fully set forth in the Offer Letter between me and Employer dated November 5, 2024 (the “Offer Letter”), I am eligible to receive the Option (as defined in the Offer Letter) pursuant to the terms and conditions set forth in the Offer Letter. I understand and agree that this consideration has been mutually agreed upon by Employer and me, is fair and reasonable, and is sufficient consideration in exchange for the non-competition restriction set forth in this Section 6.

Company may elect to enforce the provisions of this Section 6 or waive them at its sole discretion. If Company elects to waive the provisions of this Section 6, such waiver may be accomplished by Company providing me with written notice of its election to waive: (A) on or before the last day of my employment with Company pursuant to a termination by Company for Cause, or (B) within two weeks after Company’s receipt of written notice from me of my resignation from employment. For avoidance of doubt, Company’s failure to timely waive the provisions of this Section 6 shall be construed as its election to enforce the provisions of this Section 6.

7.
Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) I was provided this Agreement by the earlier of the date of (x) a formal offer of employment, and (y) ten (10) business days prior to my commencement of employment with Employer, (c) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (d) my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit, are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
8.
No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

9.
Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.
10.
Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. If Company determines that I have breached a fiduciary duty owed to it or misappropriated Company’s physical or electronic property, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 24 months after the termination of my relationship with Company.
11.
Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
12.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and/or 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co- owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and/or 6 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.
13.
General Provisions.

Governing Law; Consent to Personal Jurisdiction; Notice of Change to Work Location or Residence. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement. I will not change the state or district where I am primarily working for the Company or reside, without providing prior written notice to the Company of such change (other

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

than in the case of any such change requested or required of me by the Company). During the one-year period after the date my employment ends for any reason, I will provide written notice to the Company of any changes to the state or district in which I work or reside.

Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signatures to follow on next page]

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement

For Massachusetts Employees

This Agreement will be effective as of the date on which I commence employment with Employer.

EMPLOYER: Climb Bio, Inc. EMPLOYEE:

/s/ Brett Kaplan	/s/ Perrin Wilson
(Signature)	(Signature)
Brett Kaplan	Perrin Wilson
(Printed Name)	(Printed Name)
Chief Operating Officer	February 3, 2025
(Title)	(Date Signed)

PRIOR INVENTIONS

1.
Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

No Prior Inventions.

See below:

Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Excluded Invention Party(ies) Relationship

1.
2.
3.

Additional sheets attached.

Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement